Exhibit 11

                           Lafayette Bancorporation
                     Computation of Earnings Per Share(1)
              Three Months                 Three Months
              Ended March 31,              Ended March 31,
                                   1997                         1996
                                           Fully                       Fully
                            Primary        Diluted       Primary       Diluted
Average Shares:
 Outstanding Common Shares    1,965,050     1,965,050     1,965,320     1,965,320
 Common Stock Equivalents:
   Stock Options                 72,072        72,072        47,784        47,784

Assumed Repurchase of Shares    (63,904)      (63,904)       (46,095)       (46,095)

Average Common and Common
 Equivalent Shares
 Outstanding                  1,973,218     1,973,218     1,967,009     1,967,009

Net Income                   $1,120,000    $1,120,000    $1,001,000    $1,001,000

Earnings Per Share(2)             $ .57         $ .57          $ .51          $ .51

(1) Average Common Shares and common stock equivalents have been restated for all periods to reflect the 20 percent stock dividend in 1996.

(2) Stock options are not materially dilutive and have been excluded from earnings per share in the consolidated statements of income.


1595\04\EXHIBIT.11